UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 26, 2006

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2006, Nabi Biopharmaceuticals (the “Company”) and Kedrion S.p.A. (“Kedrion”) entered into a Co-Development and Commercialization Agreement (the “Agreement”), with respect to Civacir® [Hepatitis C Immune Globulin (Human)], the Company’s investigational human polyclonal antibody product candidate for preventing re-infection in hepatitis c-positive liver transplant recipients (the “Product”). Under the terms of the Agreement, the Company and Kedrion will pursue a common strategy to develop and commercialize the Product, with Kedrion being the Company’s exclusive licensee to market the Product in Europe, Turkey and the countries forming part of the former Soviet Union (the “Territory”), for a term of 15 years following the first commercial sale of the Product by Kedrion or its affiliates under the Agreement.

Under the terms of the Agreement, the Company and Kedrion will jointly oversee the development and registration of the Product in the Territory, including the design and implementation of a Phase II clinical trial of the Product in hepatitis c-positive liver transplant patients in study sites located in the Territory and in the U.S. (the “Phase II Study”). Kedrion will generally bear all costs associated with development of the Product under the Agreement, except that (i) the Company will be responsible for preparing, at its sole expense, the chemistry, manufacturing and controls sections of all product marketing applications for the commercial sale or use of the Product in the Territory and (ii) if the parties cannot agree upon a pivotal registration study adequate for Kedrion to obtain the regulatory approvals to market the Product in the Territory and for the Company to obtain the regulatory approvals to market it in the U.S. within 180 days of Kedrion’s issuance of the final study report on the Phase II Study, or if Kedrion is unwilling to implement and finance such a pivotal registration study, Kedrion must elect one of the following three options: (1) termination of the Agreement, as described below; (2) reimbursement of the Company’s costs to conduct the additional studies needed for the Company to obtain a U.S. license; and (3) implementation of a pivotal registration study sufficient for Kedrion to obtain the regulatory approvals to market the Product in the Territory in which case the milestone payments described below would be increased by an agreed-upon amount and the royalty rate described below would be increased by an agreed-upon percentage until such time as the incremental amount paid to the Company through such additional milestones and increased royalties reached an agreed-upon premium over the Company’s development costs to obtain its regulatory approval in the U.S. The Company will be responsible for all activities associated with the manufacturing of the Product under the Agreement and will supply Kedrion with its requirements of the Product for clinical trials at cost (subject to an agreed maximum price) and for commercial sale at a margin over cost.

Under the Agreement, the Company grants Kedrion an exclusive license, with the right to sublicense, to perform research and clinical development activities with respect to, and to use, market, sell, offer for sale and import, but not to make, the Product in the Territory. Kedrion grants to the Company a non-exclusive, paid-up, royalty free, perpetual, license, with the right to sublicense, to its patent rights granted outside the Territory and to its know-how to perform research and clinical development activity with respect to and to manufacture, use, market, sell, offer for sale and import the Product outside the Territory.

Under the Agreement, Kedrion will make payments to the Company in agreed-upon amounts upon the achievement of certain milestones in the development and registration process. In addition, Kedrion will make quarterly royalty payments to the Company, commencing with the first commercial sale of the Product (other than for purposes of obtaining regulatory approvals) by Kedrion or its affiliates in the Territory, based on Kedrion’s net sales of the Product in the Territory.

The Agreement may be terminated by either party in the event that due diligence conducted by the Company within 180 days of the effective date of the Agreement reveals any information that would materially interfere with the Company’s ability to perform its obligations and Kedrion’s ability to enjoy the benefits provided to it, under the Agreement. The Company will also have the right to terminate the Agreement at any time if it is unable or prohibited by a U.S. regulatory agency to export or re-export the Product or its component materials. Kedrion will also have the right to terminate the Agreement (i) for any reason within 90 days of the date of the final report on the Phase II Study, (ii) within 180 days after issuance of the final report on the Phase II Study if the parties are unable to agree on a pivotal registration study sufficient to obtain regulatory approvals to market the Product in the field in the Territory and for the Company to obtain the regulatory approvals to market it in the U.S. or if Kedrion is unwilling to implement and finance such a program, (iii) at any time with respect to a country in the Territory if it is prohibited by an applicable regulatory authority from importing the Product into such country, or (iv) if at any time commencing two months prior to the scheduled commencement of the Phase II Study, the Company is unable or prohibited by a U.S. regulatory authority for more than 180 days at a time to export or re-export the Product.

The Company intends to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: June 30, 2006	By:	/s/ Jordan I. Siegel
	Name:	Jordan I. Siegel
	Title:	Senior Vice President, Finance and Chief Financial Officer